Exhibit 2.1

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger, dated as of June 29, 2018 (this "Amendment"), by and among Klever Marketing, Inc., a Delaware corporation ("Parent"), DarkPulse Technologies Inc., a News Brunswick corporation ("Company"), and DPTH Acquisition Corporation, a Utah corporation ("Merger Subsidiary") amends that certain Agreement and Plan of Merger dated as of April 27, 2018, as supplemented or otherwise modified from time to time in accordance with its provisions (the "Merger Agreement") by and among Parent, Company and Merger Subsidiary (collectively, the "Parties").

WHEREAS, the Parties desire to amend the Merger Agreement to account for certain changes to the conditions to Closing and certain typographical errors.

NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.          Defined Terms. Capitalized terms used but not defined herein have the meanings given to them in the Merger Agreement.

2.         Amendments.

a.          The references to (i) "Form of Surviving Company Certificate of Incorporation" and (ii) "Form of Surviving Company Bylaws" in the list of Exhibits set forth in the Table of Contents on page iii of the Merger Agreement, as Exhibit A and B, respectively, are each hereby replaced with "[RESERVED]".

b.          Paragraph D of the Recitals is hereby replaced in its entirety with "[RESERVED]".

c.          Section 1.1(a) is hereby replaced in its entirety with "[RESERVED]".

d.          The references to (i) "Form of Parent Certificate Incorporation" and "[see attached]" on page C-1 of the Merger Agreement, and (ii) "Form of Parent Bylaws" and "[see attached]" on page D-1 of the Merger Agreement, are each hereby replaced with "[RESERVED]".

e.          Section 1.1(e) is hereby amended and restated in its entirety as follows:

(e)       At the Closing, Parent's outstanding capital stock shall consist of approximately 89,685,067 shares of Common Stock (the "Pre-Closing Common Stock"), and at the Merger Time after the issuance of the shares of Parent Preferred Stock to the holders of Company Common Stock pursuant to Section 1.2 below, the Pre-Closing Common Stock shall represent approximately 15% of all of the issued and outstanding capital stock of the Parent considered on a fully diluted basis.

f.           Section 1.2 is hereby amended and restated in its entirety as follows:

1.2 Effect on' Company Capital Stock and Merger Subsidiary Capital Stock. To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Merger Time:

(a)        Each share and fractional share of Company Common Stock issued and outstanding immediately prior to the Merger Time will be cancelled and extinguished and automatically converted into the right to receive 100 fully paid and non-assessable shares of Parent's Class D Voting Preferred Stock (the "Parent Preferred Stock"). Parent will issue to each holder of Company Common Stock certificates or Book Entries evidencing the number of shares of Parent Preferred Stock determined in accordance with the foregoing.

Immediately after the Merger Time, holders of Company Common Stock immediately prior to the Merger shall hold approximately 85% of the issued and outstanding shares of Parent Common Stock considered on a fully diluted basis (assuming conversion of the Parent Preferred Stock into Parent Common Stock and including shares reserved for issuance pursuant to stock option plan(s)), or approximately 508,215,380 shares out of 597,900,447 shares considered on a fully diluted basis).

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(b)         Each share of common stock, $0.01 par value per share, of Merger Subsidiary issued and outstanding immediately prior to the Merger Time will be automatically converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Company; and

(c)         All shares of Parent Preferred Stock issued upon the surrender of and exchange of Company Common Stock for shares in accordance with the terms and conditions of this Section 1.2 will be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

g.          Section 1.3 is hereby amended and restated in its entirety as follows:

1.3 Rights of Holders of Company Capital Stock.

(a)       From and after the Merger Time and until surrendered for exchange, each outstanding stock certificate or Book Entry that, immediately prior to the Merger Time, represented shares of Company Common Stock will be deemed for all purposes, to evidence ownership of and to represent the number of whole shares of Parent Preferred Stock into which such shares of Company Common Stock will have been converted pursuant to Section 1.2(a) above. The record holder of each such outstanding certificate or Book Entry representing shares of Company Common Stock, will, immediately after the Merger Time, be entitled to vote the shares of Parent Preferred Stock into which such shares of Company Common Stock have been converted on any matters 011 which the holders of record of the Parent Preferred Stock, as of any date subsequent to the Merger Time, are entitled to vote. In any matters relating to such certificates or Book Entries of Company Common Stock, Parent may rely conclusively upon the record of stockholders maintained by Company containing the names and addresses of the holders of record of Company Common Stock on the Closing Date.

(b)       [RESERVED].

h.          The references to "Parent Common Stock" in Sections 1.4, 2.3, 3.3, and 3.23, and in the definition of "Merger Consideration" in Article 9, are each hereby replaced with "Parent Preferred Stock".

i.           Section 2.10 is hereby amended and restated in its entirety as follows:

2.10 Financial Statements. Prior to the Closing, Company has made available to Parent unaudited consolidated balance sheets of Company at December 31, 2017, and the related unaudited consolidated statements of operations, stockholders' equity and cash flows of Company for the annual period then ended, as well as an unaudited consolidated balance sheet of Company as of March 31, 2018, and the related unaudited consolidated statements of operations, stockholders' equity and cash flows of Company for the three-month period then ended (together, the "Company Financial Statements"). The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly present the financial position of Company as of the respective dates thereof and the results of its operations and cash flows and stockholder equity for the periods indicated.

j.           Section 6.3(n) is hereby amended and restated in its entirety as follows:

(n)       Company shall have received assurance from Parent, satisfactory to Company, (i) that the number of outstanding shares of capital stock of Parent immediately prior to the Merger Time is approximately 89,685,067 and zero (0) shares of preferred stock of Parent, par value $0.001 per share, (ii) that the Class D Voting Preferred Stock Certificate of Designation shall have been amended in a manner satisfactory to Company, (ii) that none of Parent's outstanding convertible securities have been converted or exercised after the Effective Date, and (iii) that all of Parent's outstanding preferred stock or options have been terminated prior to the Merger Time.

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k.          The references to (i) "Form of Surviving Company Certificate Incorporation" and "[see attached]" on page A-1 of the Merger Agreement, and (ii) "Form of Surviving Company Bylaws" and "[see attached]" on page B-1 of the Merger Agreement, are each hereby replaced with "[RESERVED]".

3.          All Other Terms Unchanged. Unless specifically amended by this instrument, or reasonably necessary to its application, all obligations, rights, undertakings and terms of the parties under the Merger Agreement shall remain in full force and affect.

4.           Conflicting Provisions. Should any of the provisions of this Amendment conflict with any of the provisions of the Merger Agreement, then the provisions of this Amendment shall apply.

5.          Counterparts; Delivery. This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. In addition, executed counterparts may be delivered by means of facsimile or other electronic transmission; and signatures so delivered shall be fully and validly binding to the same extent as the delivery of original signatures.

6.          Miscellaneous.

a.          This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

b.          The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.

[Signatures on Following Page]

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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment No. I to Agreement and Plan of Merger to be signed by its duly authorized officer, effective as of the date first written above.

DARKPULSE TECHNOLOGIES INC.

By: /s/ Dennis M. O’Leary
Name: Dennis M. O’Leary
Title: President & Chairman

KLEVER MARKETING, INC.

By: /s/ Paul Begum
Name: Paul Begum
Title: President & Director

DPTH ACQUISITION CORPORATION

By: /s/ Paul Begum
Name: Paul Begum
Title: Incorporator & Initial Sole Director

Signature Page to Amendment No. I

to

Agreement and Plan of Merger

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